Exhibit 10.1

PLATFORM DEVELOPMENT AGREEMENT

Between Healthcare Triangle, Inc., SecureKloud Technologies Limited and Blockedge Technologies Inc.

Dated: April 7th 2026

This Agreement is entered into by and between Healthcare Triangle, Inc., a Delaware corporation (“HCTI”), SecureKloud Technologies Limited, an Indian corporation (“SKL”) as the Lead Contractor, and Blockedge Technologies Inc., a subsidiary of SKL, acting as a Sub-Contractor, collectively referred to as “Parties”, and is made effective as of March 31, 2026 (“Effective Date”).

This Agreement supplements and amends the Master Services Agreements dated January 1, 2025 and April 1, 2023 (collectively, the “MSA”). Except as expressly stated herein, all terms and conditions of the MSA remain in full force and effect.

1.	Purpose

The Parties desire to formalize the terms under which SKL, with the assistance of Blockedge Technologies Inc., will design, develop, and deliver an Integrated Health Advisory & Care Platform & Tools that will form part of HCTI’s (together with its subsidiaries) new commercial product offerings.

2.	Prepayment Acknowledgment

The Parties agree, acknowledge and affirm that:

a.	SKL and Blockedge Technologies Inc., collectively possess the required expertise, capability, experience and knowledge of building and developing the IP rights and AI Tools desired by HCTI under this Agreement.

b.	SKL and Blockedge Technologies Inc., have collectively expressed their commitment and willingness to perform such work and develop the IP rights and AI Tools for HCTI as defined in Exhibit A, pursuant to the terms of this Agreement.

c.	HCTI has paid, and SKL and Blockedge Technologies Inc. have respectively received, the following advances, which are outstanding as of March 31, 2026:

-	US$ 3.48 million advance to SKL; and

-	US$ 0.345 million advance to Blockedge Technologies Inc.

d.	The advance payments, as defined above, are for the development of the Document Management AI Tools as described in section 1 of this agreement; and

e.	The advances received by Blockedge Technologies Inc., be and are hereby transferred to SKL, and are subject to be entirely offset against the invoices to be raised by SKL.

f.	Such advances are for the purposes of, and shall be applied against, the monthly invoices for costs incurred on development of this Project as described herein.

g.	The advances paid to SKL and Blockedge Technologies Inc., can be, and are hereby authorized by the Parties, to be offset against the invoices to be raised by SKL for the work done pursuant to this Agreement.

3.	Project Scope and Deliverables

3.1	Development Scope

SKL, together with Blockedge Technologies Inc., shall design, develop, test, and deliver Document Management AI Tools in accordance with the functional specifications, including but not limited to, those outlined in the attached Exhibit A (Project Plan).

HCTI shall monitor the development progress on a periodic basis, and SKL and Blockedge Technologies Inc., shall together endeavor to incorporate any comments or modifications from HCTI in the development of IP rights and AI Tools being procured under this Agreement.

3.2	Project Plan

The development timeline shall follow the project plan attached as Exhibit A (Project Plan).

4.	Project Term

The Project shall commence and be effective as at March 31, 2026 and is expected to be completed within 12–15 months, but in no event later than September 30, 2027.

5.	Intellectual Property

5.1 All Intellectual Property rights in and to the Document Management AI Tools, including all enhancements, derivative works, and related deliverables, shall be owned exclusively by HCTI.

5.2 SKL, and its subsidiaries irrevocably assign all such rights, and ownership interests relating to the IP rights and AI Tools being developed to HCTI.

5.3 SKL, and its subsidiaries, including Blockedge Technologies Inc., shall have no ongoing rights, ownership, commissions or royalties arising out of deployment or usage of such IP rights and tools which are developed exclusively for HCTI and its subsidiaries, pursuant to this Agreement.

5.4 The tools shall be developed for deployment solely by HCTI and its subsidiaries primarily in the North American and European markets, but can be deployed to any other markets globally, as HCTI may deem fit, without any approval or consent requirement from SKL or Blockedge Technologies Inc..

6.	Budget and Fees

6.1	Total Budget

The Parties agree that the total budget for the Project, as provided in Exhibit A, shall be no more than US$ 3.0 million with an additional US$ 0.2 million contingency budget, subject to any further amendment and additions to build.

HCTI shall endeavor to approve all requests beyond the $3 million budget, upto the US$ 0.2 million contingency, in a reasonable time upon written request by SKL, but in no more than 10 working days after receipt of such request. A track record of such request shall be kept by SKL and be made available to HCTI.

Any cost overrun beyond US$3.2 million (including the contingency) must be pre-approved by HCTI in writing, together with reasonable explanations on the overrun, prior to it being incurred by SKL and/or Blockedge Technologies Inc.

6.2	Monthly Invoicing

6.2.1. SKL, as the Lead Contractor, shall issue a monthly invoice for services rendered by SKL and Blockedge Technologies Inc., inclusive of any applicable transfer pricing and any applicable taxes, by the 5th working day of each month, for the preceding month.

6.2.2 Such invoice shall be deemed to include the amounts incurred by Blockedge Technologies Inc. towards developing the IP rights and Tools mentioned herein, and, HCTI has the right to offset such invoice against the advance payments previously made to SKL and Blockedge Technologies Inc., accordingly, at its own discretion, and in any manner as it deems fit. No separate invoice shall be issued by Blockedge Technologies Inc., and the advances to both SKL and Blockedge Technologies Inc., shall be settled accordingly as described in this Agreement.

6.2.3 HCTI shall not make any further payment to SKL or to Blockedge Technologies Inc., pursuant to the services performed under this agreement, unless the cumulative advance payments amounting to the maximum approved of US$ 3.20 million (or any further approved additions thereto, mentioned in this Agreement are fully offset and settled.

6.3	Monthly Cap and Offset

Monthly invoices may be issued for the expenses incurred in building the Project, and such amounts shall be offset against the existing advances paid by HCTI to SecureKloud Technologies Limited or its subsidiaries, including Blockedge Tecnologies Inc., as mentioned in this Agreement.

7.	Binding Effect

This agreement shall be fully binding upon execution by all Parties.

8.	Miscellaneous

1.	This Agreement shall be read together with the MSAs. In the event of a conflict, this Agreement shall supersede for this specific project.

2.	This Agreement may be executed in counterparts, including electronically, each of which shall be deemed an original, once signed by both parties.

SIGNATURES

Healthcare Triangle, Inc.

By:	/s/ David Ayanoglou
Name:	David Ayanoglou
Title:	CFO
Date:	April 07, 2026

SecureKloud Technologies Limited		Blockedge Technologies Limited

By:	/s/ Suresh Venkatachari	By:	/s/ Pk Chandrasekher
Name:		Name:
Title:		Title:
Date:	4/7/2026 | 09:33 CDT	Date:	4/7/2026 | 09:59 CDT

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